                                  EXHIBIT 99.1


     Press Release, dated October 10, 1997, of VERITAS Software Corporation

                              [VERITAS LETTERHEAD]


         VERITAS(R) SOFTWARE CORPORATION PRICES $100 MILLION CONVERTIBLE
                           SUBORDINATED NOTE OFFERING


        MOUNTAIN VIEW, CA, OCTOBER 10, 1997 - VERITAS Software Corporation (Nasdaq:VRTS) announced today that it has entered into an agreement to sell $100 million of its 5 1/4% Convertible Subordinated Notes due 2004 in an offering within the United States to qualified institutional buyers.

        The offering is expected to close on October 14, 1997. The Company has granted the initial purchaser a 30-day option to purchase an additional $15 million of notes to cover over-allotments, if any.

        The notes will be convertible into common stock of the Company at a conversion price of $64.50 per share (equivalent to a conversion rate of approximately 15.5 shares per $1,000 principal amount of notes), representing an initial conversion premium of 50%, for a total of approximately 1.55 million shares of common stock of the Company (1.78 million shares if the initial purchaser's over-allotment option is exercised in full). The notes have a seven-year term and will be non-callable for the first five years.

        The Company intends to use the proceeds of the offering for general corporate purposes, including working capital, possible facilities expansion or acquisitions of businesses, products and technologies that would complement the Company's business.

        This announcement is neither an offer to sell nor a solicitation to buy any of these securities.

        The securities to be offered will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

                                            # # #

Contacts:
Ken Lonchar                                 Marge Duncan
Vice President, Finance & CFO               Director, Investor Relations
VERITAS Software Corporation                VERITAS  Software Corporation
(650) 526-2501                              (650) 526-2508
kenl@veritas.com                            marge@veritas.com